As filed with the Securities and Exchange Commission on November 17, 2005
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BTU International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	04-2781248
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
23 Esquire Road
North Billerica, Massachusetts 01862-2596
(978) 667-4111
(Address, including zip code, and telephone number,
including area code of principal executive offices)
Paul J. van der Wansem
Chief Executive Officer
BTU International, Inc.
23 Esquire Road
North Billerica, Massachusetts 01862-2596
(978) 667-4111
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
With Copies to:
Keith F. Higgins
Paul M. Kinsella
Ropes & Gray LLP
One International Place
Boston, Massachusetts 02110
Telephone (617) 951-7000
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement under the earlier effective registration statement for the same offering.    ☐
     If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:    ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Aggregate Offering	Aggregate Offering	Amount of
Securities to be Registered	Registered	Price per Unit	Price	Registration Fee

Common Stock, $0.01 par value per share	1,450,000 shares(1)	$15.13(2)	$21,938,500(2)	$2,582.16

(1)	This registration statement shall also cover such additional number of shares of BTU International common stock as are issued or issuable as a result of a stock split, stock dividend or similar transaction.

(2)	Estimated solely for the purpose of determining the registration fee and computed pursuant to Rule 457(c), based upon the average of the high and low prices for BTU International common stock, as reported by The Nasdaq National Market on November 10, 2005.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction in which the offer or sale is not permitted.

SUBJECT TO COMPLETION, NOVEMBER 17, 2005
PROSPECTUS
1,450,000 Shares
BTU International, Inc.

23 Esquire Road
North Billerica, Massachusetts 01862 USA
(978)-667-4111

      We may offer 1,450,000 shares of our common stock, $0.01 par value per share, from time to time in one or more issuances. Our common stock is quoted on the NASDAQ National Market under the symbol “BTUI.” On November 16, 2005, the last reported per share sale price of our common stock was $15.66.

       Investing in our common stock involves a high degree of risk. You should read and consider carefully the “Risk Factors” beginning on page 3.

       This prospectus provides you with a general description of offerings of common stock that we may undertake. Each time we sell shares of our common stock pursuant to this prospectus, we also will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before you make your investment decision.

      We will sell the securities to underwriters or dealers, through agents, or directly to investors.

      This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November      , 2005

      You should rely only on the information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any document incorporated by reference. We have not authorized anyone to provide you with different or additional information. The information contained in this prospectus is correct only as of the date hereof, regardless of the time of the delivery of this prospectus or any sale of the common stock described in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.
      Unless the context otherwise requires, all references to “BTU International,” “we,” “our,” “us” or “our company” in this prospectus refer to BTU International, Inc., a Delaware corporation.

RISK FACTORS
      Investing in our common stock involves a high degree of risk. In addition to the other information included and incorporated by reference in this prospectus, you should consider carefully the risks described below before purchasing our common stock. If any of the following risks occurs, our business, results of operations and financial condition likely will suffer. As a result, the trading price of our common stock may decline, and you might lose part or all of your investment.
Risks Relating to Our Business

Because we are subject to cyclical downturns in the electronics and semiconductor industries, recent favorable financial trends in our business may not be sustained.
      Our business depends predominantly on the capital expenditures of electronics and semiconductor manufacturers, which in turn depend on current and anticipated market demand for printed circuit boards and integrated circuits and the products that use them. The electronics and semiconductor industries have historically been cyclical and have experienced periodic downturns that have had a material adverse effect on the demand for electronic and semiconductor processing equipment, including equipment that we manufacture and market. During periods of declining demand, we may have difficulty aligning our costs with prevailing market conditions, as well as motivating and retaining key employees. In particular, our inventory levels during periods of reduced demand may be higher than optimal, and we may be required to make inventory valuation adjustments in future periods. During periods of rapid growth, on the other hand, we may fail to acquire and/or develop sufficient manufacturing capacity to meet customer demand, and we may fail to hire and assimilate a sufficient number of qualified people. Our business may be adversely affected if we fail to respond to rapidly changing industry cycles in a timely and effective manner.

We have shifted a portion of our production capacity to a new and expanding manufacturing facility in Shanghai, China, and we may encounter manufacturing problems associated with managing our operations there.
      In 2004, we began manufacturing operations in a facility in Shanghai, China. The volume and variety of our products produced in China are expected to continue to increase in the future. The successful operation of our facility in China is important to our ability to remain profitable and competitive. We may encounter difficulty with the management, technical and administrative organization requirements of doing business in China. If we are not successful in managing our operation in China, our business and profitability will be adversely affected. During 2005, we began construction of additional facilities, which will be leased, and we will need to execute this expansion successfully to realize the benefit of our China operations in 2006 and beyond.

If we are unable to increase sales and reduce costs, our profitability may be affected negatively.
      Although we generated net income of $2.5 million during the first nine months of 2005, we had generated net losses in each of the previous four fiscal years. Our increased net income was due mainly to a combination of a 14.9% increase in net sales and an increase in gross profit percentage from 23.0% to 35.6%, resulting in a 77.5% increase in gross profit. We attribute this increase in gross profit primarily to reduced costs resulting from better procurement management in the US and our global sourcing of materials, as well as manufacturing efficiencies achieved with the transition of a portion of production to China. We may not experience comparable cost reductions in future periods.
      In addition, our reported net income will be negatively impacted when we begin to expense stock options pursuant to Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), “Share-Based Payment,” which will increase our reported operating expenses. We expect to recognize the effects of SFAS No. 123(R) in our financial statements beginning in the first quarter of 2006.

If we do not have access to additional credit, we may not be able to take advantage of increased growth in the markets that we serve.
      Historically, we have relied on access to credit to finance growth of our business. Our bank imposes restrictions on our ability to borrow under our credit agreement. Although we believe this line of credit provides us with sufficient credit to finance our 2006 business plan, it may not be sufficient to allow us to take full advantage of higher than anticipated increases in orders for our products. In addition, if we do not continue to comply with our bank covenants, we may not be able to borrow, and our business would be adversely affected.
If we do not generate positive cash flow from operations, we will need to incur more debt or issue additional stock, which will dilute purchasers in this offering.
      Over the past several years we have consistently used more cash in our operations that we have generated from them and, as a result, have relied on external financing to fund our operations. We will need to generate positive cash flow from our operating activities for our business to be successful. We had $0.6 million in cash as of October 2, 2005. If we borrow additional funds, our level of indebtedness will rise which may harm our financial condition and results of operations by increasing our vulnerability to adverse changes in general economic and industry conditions and limiting our ability to obtain additional financing for capital expenditures, acquisitions and general corporate and other purposes. If, to fund our operations, we issue shares of stock, in addition to, and at a lower price than, those that we may offer pursuant to this prospectus, purchasers of shares under this prospectus will be diluted. Furthermore, we may not be able to obtain additional equity or debt financing on acceptable terms or at all.
Our future success will depend on our ability to effectively develop and market our products against those of our competitors.
      The industry in which we compete is extremely competitive. Some of our competitors have substantially greater financial, engineering, manufacturing and customer support capabilities and offer more extensive product offerings. If customers prefer products offered by our competitors, we will have difficulty maintaining or increasing our revenue. Our principal competitors for advanced semiconductor packaging are Sikama, Semigear and Heller Industries. Our principal competitors for solder reflow systems are Vitronics-Soltec, Inc. (a Dover Technologies Company), Heller Industries, Furakawa, ERSA, Rehm and Electrovert-Speedline Technologies. Our systems for the energy generation markets and other applications compete primarily against SierraTherm Production Furnaces, Inc., RTC, Centrotherm and Harper International Corp. We expect our competitors to continue to improve the design and performance of their current products and to introduce new products with improved performance capabilities. Our failure to introduce new products in a timely manner, or the introduction by our competitors of products with perceived or actual advantages, could result in reduced sales of, or lower margins on, our products. In future years, we expect to face increased competition based on price, particularly from companies in Asia. If we are unable to reduce the costs of our products or introduce new lower cost products, we may lose sales to these competitors.
Our international sales and operations are subject to the economic, political, legal and business environments of the countries in which we do business, and our failure to operate successfully or adapt to changes in these environments could cause our international sales and operations to be limited or disrupted.
      Our international sales accounted for approximately 83.1% of our consolidated revenue for the nine months ended October 2, 2005. We expect to continue to generate a significant percentage of our revenue outside the United States for the foreseeable future. In addition, we have direct investments in a number of subsidiaries outside of the United States, primarily in Asia and Europe. Our international operations could be limited or disrupted, and the value of our direct investments may be diminished, by any of the following:

•	fluctuations in currency exchange rates;

•	the imposition of governmental controls;

•	import and export license requirements;

•	political instability;

•	difficulties enforcing contractual and intellectual property rights;

•	terrorist activities and armed conflict;

•	restrictions on direct investments by foreign entities and trade restrictions;

•	changes in tax laws and tariffs;

•	costs and difficulties in staffing and managing international operations; and

•	longer payment cycles.
      In addition, the Foreign Corrupt Practices Act prohibits U.S. companies and their representatives from offering, promising, authorizing or making payments to foreign officials for the purpose of obtaining or retaining business abroad. Failure to comply with domestic or foreign laws could result in various adverse consequences, including the imposition of civil or criminal sanctions.
      We conduct a portion of our business in currencies other than the U.S. dollar. We recognize foreign currency gains or losses arising from our operations in the period in which we incur those gains or losses. As a result, currency fluctuations among the U.S. dollar and the currencies in which we do business have caused foreign currency transaction gains and losses in the past and will likely do so in the future. Because of the number of currencies involved, the variability of currency exposures and the potential volatility of currency exchange rates, we may suffer foreign currency transaction losses in the future due to the effect of exchange rate fluctuations.

Because a majority of our revenue is generated from sales in Asia, our operations are particularly vulnerable to instability in that region and competition from Asian organizations.
      During the nine months ended October 2, 2005, approximately 51.2% of our revenue was generated from sales in the Asia Pacific region of the world. Political or economic instability in any of the major Asian economies may adversely impact the demand for capital equipment, including equipment of the type we manufacture and market. In addition, we face competition from a number of Asian suppliers that have certain advantages over U.S. suppliers, including us. These advantages include, among other things, proximity to customers, favorable tariffs and affiliation with significantly larger organizations. In addition, changes in the amount or price of electronics produced in Asia could negatively impact spending by our customers.

The occurrence of natural disasters in Asia may adversely impact our operations and sales.
      We have an expanding engineering and manufacturing facility in China, and the majority of our sales are made to destinations in Asia. Asia is known for being vulnerable to natural disasters and other risks, such as earthquakes, floods and avian (bird) flu, which at times have disrupted the local economies. A significant earthquake or health crisis could materially affect operating results. We are not insured for most losses and business interruptions of this kind, and we do not have redundant, multiple site capacity in the event of a natural disaster. In the event of such a disaster, our business would suffer.

Failure of critical suppliers to deliver sufficient quantities of parts in a timely and cost-effective manner would adversely impact our operations.
      We use numerous vendors to supply components for the manufacture of our products. We do not have multiple qualified suppliers for all of the parts we use. Some key parts may only be available from a single supplier. Accordingly, we may experience problems in obtaining adequate and reliable quantities of various components. In addition, suppliers may cease manufacturing certain components that are difficult to replace without significant reengineering of our products. Our results of operations will be materially adversely impacted if we are unable to obtain adequate supplies of components in a timely and cost effective manner.
If we fail to maintain positive relationships with particular individuals, we may be unable to successfully grow our business.
      Our future operating results depend substantially upon the continued service of our key personnel, some of whom are not bound by employment or non-competition agreements. Our future operating results also depend in significant part upon our ability to attract and retain qualified management, manufacturing, technical, engineering, marketing, sales and support personnel. Competition for qualified personnel, particularly those with technical skills, is intense, and we may fail to attract and retain qualified personnel. Our business, financial condition and results of operations could be materially adversely affected by the loss of any of our key employees, by the failure of any key employee to perform in his or her current position, or by our inability to attract and retain skilled employees.
Because the emerging fuel cell technology for the energy generating market has not been commercially proven yet, and we have limited experience in servicing this customer base, we may not be able to successfully grow this business.
      The developing fuel cell sector of the energy markets is in a stage of product development, without any guarantees of commercial success. There is therefore considerable risk that this technology may not succeed and our business may not develop. We have only recently expanded our product offerings to the fuel cell sector of the energy market. Historically, we have focused on other sectors of the energy markets. Given our limited experience in this segment of the energy generation market, we may encounter problems growing this part of our business.
      The market for nuclear fuel pellets used in power generation is dependent upon the further growth in nuclear power production. Consequently, without growth in the production of nuclear power, our opportunities to grow in this area will be limited. In addition, we rely upon export licenses to supply this type of equipment to several countries in the world. Failure to maintain such licenses and obtain new licenses will limit our ability to expand our revenue from this market.
      The solar energy sector is dependent upon continuation of governmental subsidies. A decline in these subsidies would reduce our ability to grow this aspect of our business. The solar energy sector also depends on the availability of raw materials such as silicon. Limits in the supply of these raw materials will constrain growth in this sector and, therefore, limit our prospects for increasing sales in this area.
Provisions in our organizational documents could prevent or frustrate attempts by stockholders to replace our current management and could make acquisitions more difficult.
      Our certificate of incorporation and by-laws contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors. Our certificate of incorporation provides that our stockholders may not take action by written consent. This provision may have the effect of preventing or hindering attempts by our stockholders to replace our current management. Furthermore, Delaware law prohibits a corporation from engaging in a business combination with any holder of 15% or more of its capital stock until the holder has held the stock for three years unless, among other possibilities, the corporation’s board of directors approves the transaction. Our board of directors may use this provision to prevent changes in our management. Also, our board of directors may adopt additional anti-takeover measures in the future.
Because our primary computer business system is outdated, a significant malfunction could disrupt our business operations.
      Our manufacturing business system is at the end of its life, potentially posing a risk to the operation of our business. Some of the computer system hardware and software have limited support, which could result in an interruption in business activities. Solutions to address these risks are being developed but may not be developed in time. Even if our current system does not malfunction, it will not be sufficient to continue to support our operations.
Some of the requirements of Sarbanes-Oxley affect us as a small company disproportionately, and we may not be able to comply despite substantial effort and expense.
      The Sarbanes-Oxley Act of 2002 imposed many new requirements on public companies, the most significant of which involves the documentation, testing and reporting of the effectiveness of our internal control over financial reporting. Although we are not required to be in compliance until our annual report for the year ended December 2006, we have already begun documenting and testing our internal controls in a way that we have never before been required to do. We expect this effort will involve substantial time and expense, and we cannot be sure that we will be able to complete the task or that our internal controls will meet the standards that are currently required. In connection with our efforts to date, we have reviewed various significant control deficiencies identified by our registered public accounting firm. These deficiencies include, among other things, a computer accounting system that does not meet our current and future needs, the lack of a well defined and documented disaster recovery system and the need to improve and update the documentation of our policies, procedures, and related internal controls surrounding our accounting and financial reporting functions. Although we are not yet required to report on our assessment of the effectiveness of our internal control over financial reporting, and provide the required auditor attestation, until at least the end of the next fiscal year, there is more than a remote likelihood that our registered public accounting firm will inform us of one or more material weaknesses before we complete our compliance and remediation efforts. We are working to address the issues raised by these control deficiencies, but we may not be successful in remediating them within the required time frame.
Risks Relating to this Offering
Because we do not intend to pay dividends on our common stock, you will realize a return on your investment only if our stock price appreciates and you sell.
      Our policy is to retain earnings to provide funds for the operation and expansion of our business. We have not paid cash dividends on our common stock and do not anticipate that we will do so in the foreseeable future. The payment of dividends in the future will depends on our growth, profitability, financial condition and other factors that our board of directors may deem relevant.
Because our stock has low trading volume and its public trading price has been volatile, you may only be able to resell shares at a loss.
      Between our initial public offering on February 7, 1989 and November 15, 2005, and for the twelve months ended October 2, 2005, the closing price of our common stock has fluctuated between $1.00 and $17.75 per share and $2.76 and $10.18 per share, respectively, with an average daily trading volume for the three months ended October 2, 2005 of approximately 230,424 shares. In addition to general market volatility, many factors may have a significant adverse effect on the market price of our stock, including:

•	new products or services offered by us or our competitors;

•	failure to meet any publicly announced revenue projections;

•	actual or anticipated variations in quarterly operating results;

•	changes in financial estimates by securities analysts;

•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

•	issuances of debt or equity securities; and

•	other events or factors, many of which are beyond our control.
      In addition, the stock market in general, the NASDAQ National Market and companies in our industry have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against such companies. This type of litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources, which would harm our business.
Shares eligible for sale in the future could negatively affect our stock price.
      The market price of our common stock could decline as a result of sales of a large number of shares of our common stock, including sales of shares as a result of this offering, or the perception that these sales may occur. This may also make it more difficult for us to raise funds through the issuance of debt or the sale of equity securities. As of November 11, 2005, we had outstanding 7,621,771 shares of common stock. All of these shares are eligible for sale on the NASDAQ National Market, although certain of the shares are subject to sales volume and other limitations.
      As of November 15, 2005, there were an aggregate of 530,395 shares of common stock issuable upon exercise of outstanding stock options and warrants, and we plan to issue additional stock options in the future. We may also issue additional shares in the future in connection with acquisitions or other transactions.

Our officers and directors may be able to block proposals for a change in control.
      Paul J. van der Wansem, our chairman and chief executive officer, beneficially owns approximately 26% of our outstanding common stock as of the date of this prospectus. Due to this concentration of ownership, Mr. van der Wansem may be able to prevail on all matters requiring a stockholder vote, including:

•	the election of directors;

•	the amendment of our organizational documents; or

•	the approval of a merger, sale of assets, or other major corporate transaction.
USE OF PROCEEDS
      Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the shares of common stock covered by this prospectus for general corporate purposes, which may include working capital, capital expenditures, research and development expenditures, acquisitions of new technologies, and investments. Additional information on the use of net proceeds from the sale of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.
DESCRIPTION OF CAPITAL STOCK
General
      The following summary of the terms of our common stock is subject to and qualified in its entirety by reference to our certificate of incorporation and by-laws, copies of which are on file with the SEC as exhibits to previous SEC filings. Please refer to “Where You Can Find More Information” below for directions on obtaining these documents.

      We have authority to issue 30,000,000 shares of stock: 25,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of November 11, 2005, we had 7,621,771 shares of common stock outstanding, and no shares of preferred stock outstanding.
Common Stock
      Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available for payment of dividends, as the board may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Our certificate of incorporation does not provide for cumulative voting for the election of directors, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common stock is not subject to conversion or redemption. Each outstanding share of common stock offered by this prospectus will, when issued, be fully paid and nonassessable.
Transfer Agent and Registrar
      The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A. Its telephone number is 1-816-843-4299.
Preferred Stock
      We currently have authorized 5,000,000 shares of preferred stock that are undesignated and not issued or outstanding as of the date of this prospectus. Under Delaware law and our certificate of incorporation, our board of directors is authorized, without stockholder approval, to issue shares of preferred stock from time to time in one or more series. Subject to limitations prescribed by Delaware law and our certificate of incorporation and by-laws, our board of directors can determine the number of shares constituting each series of preferred stock and the designation, preferences, voting powers, qualifications, and special or relative rights or privileges of that series. These may include provisions concerning voting, redemption, dividends, dissolution or the distribution of assets and other subjects or matters as may be fixed by resolution of the board or an authorized committee of the board.
      Our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of our common stock might believe to be in their best interests or in which holders of some, or a majority, of our common stock might receive a premium for their shares over the then market price of those shares.
ANTI-TAKEOVER EFFECTS OF DELAWARE LAW AND OF OUR
CERTIFICATE OF INCORPORATION AND BY-LAWS
      The following paragraphs summarize certain provisions of the Delaware General Corporation Law and our certificate of incorporation and by-laws. The summary is subject to and qualified in its entirety by reference to the Delaware General Corporation Law and to our certificate of incorporation and by-laws, copies of which are on file with the SEC. Please refer to “Where You Can Find More Information” below for directions on obtaining these documents.
Delaware Law
      Section 203 of the Delaware General Corporation Law is applicable to corporate takeovers of Delaware corporations. Subject to exceptions enumerated in Section 203, Section 203 provides that a corporation shall not engage in any business combination with any “interested stockholder” for a three-year period following the date that the stockholder becomes an interested stockholder unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, though some shares may be excluded from the calculation; and

•	on or subsequent to that date, the business combination is approved by the board of directors of the corporation and by the affirmative votes of holders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.
      Except as specified in Section 203, an interested stockholder is generally defined to include any person who, together with any affiliates or associates of that person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, any time within three years immediately prior to the relevant date. Under some circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period. Our certificate of incorporation and by-laws do not exclude BTU International from the restrictions imposed under Section 203. We expect that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors. These provisions may have the effect of deterring hostile takeovers or delaying changes in control of BTU International, which could depress the market price of our stock and which could deprive stockholders of opportunities to realize a premium on shares of our stock held by them.
Certificate of Incorporation and By-Law Provisions
      Our certificate of incorporation and by-laws contain provisions that could discourage potential takeover attempts and make more difficult attempts by stockholders to change management. Our certificate of incorporation, for example, precludes stockholder action by written consent. In addition, our certificate of incorporation requires the affirmative vote of holders of two-thirds of the outstanding shares of common stock to approve a merger, a sale of substantially all our assets and similar transactions, as well as amendments to our restated certificate of incorporation.
PLAN OF DISTRIBUTION
      We may sell the shares of common stock being offered by us in this prospectus:

•	directly to purchasers;

•	through agents;

•	through dealers;

•	through underwriters; or

•	through a combination of any of these methods of sale.
      We and our agents and underwriters may sell the securities being offered by us in this prospectus from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.
      We may engage in at the market offerings.
      We may solicit directly offers to purchase securities. We may also designate agents from time to time to solicit offers to purchase securities. Any agent that we designate, who may be deemed to be an

“underwriter” as that term is defined in the Securities Act of 1933, may then resell such securities to the public at varying prices to be determined by such agent at the time of resale.
      If we use underwriters to sell securities, we would enter into an underwriting agreement with the underwriters at the time of the sale to them. The names of the underwriters would be set forth in the prospectus supplement which would be used by them together with this prospectus to make resales of the securities to the public. In connection with the sale of the securities offered, the underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions. Underwriters may also receive commissions from purchasers of the securities.
      Underwriters may also use dealers to sell securities. If this happens, the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.
      Underwriting compensation paid by us to underwriters in connection with the offering of the securities offered in this prospectus, and discounts, concessions or commissions allowed by underwriters to participating dealers, would be set forth in the applicable prospectus supplement.
      Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which they may be required to make in respect of such liabilities.
      Underwriters and agents may engage in transactions with, or perform services for, us in the ordinary course of business. If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers, or other persons to solicit offers by certain institutions to purchase securities pursuant to contracts providing for payment and delivery on a future date or dates. The obligations of any purchaser under these contracts would be subject only to those conditions described in the applicable prospectus supplement, and the prospectus supplement would set forth the price to be paid for securities pursuant to those contracts and the commissions payable for solicitation of the contracts.
      Any underwriter may engage in over-allotment, stabilizing and syndicate short covering transactions and penalty bids in accordance with Regulation M of the Securities Exchange Act of 1934. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by such dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.
      Our common stock currently is quoted on the NASDAQ National Market. Any shares of our common stock sold pursuant to a prospectus supplement also will be quoted on the NASDAQ National Market or on an exchange on which the common stock offered is then listed, subject (if applicable) to official notice of issuance. We are not obligated to maintain our listing on the NASDAQ National Market. Any underwriters to whom we sell shares of common stock for public offering and sale may make a market in the securities that they purchase, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice.
      The anticipated date of delivery of the securities offered hereby will be set forth in the applicable prospectus supplement relating to each offering.

NOTICE TO INVESTORS
European Economic Area
      With respect to each Member State of the European Economic Area which has implemented Directive 2003/71/ EC, including any applicable implementing measures, or the Prospectus Directive, from and including the date on which the Prospectus Directive is implemented in that Member State, the offering of our common stock in this offering is only being made:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (a) an average of at least 250 employees during the last financial year, (b) a total balance sheet of more than 43,000,000 and (c) an annual net turnover of more than 50,000,000, as shown in its annual or consolidated accounts; or

•	in any other circumstances which do not require publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.
United Kingdom
      Without limitation to the other restrictions referred to herein, this prospectus is directed only at (1) persons outside the United Kingdom, (2) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or (3) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005. Without limitation to the other restrictions referred to herein, any investment or investment activity to which this prospectus relates is available only to, and will be engaged in only with, such persons, and persons within the United Kingdom who receive this communication (other than persons who fall within (2) or (3) above) should not rely or act upon this communication.
The Netherlands
      Shares of our common stock may not be offered, sold, transferred or delivered in or from the Netherlands as part of their initial distribution or at any time thereafter, directly or indirectly, other than to banks, pension funds, insurance companies, securities firms, investment institutions, central governments, large international and supranational institutions and other comparable entities, including, among others, treasuries and finance companies of large enterprises, which trade or invest in securities in the course of a profession or trade. Individuals or legal entities who or which do not trade or invest in securities in the course of their profession or trade may not participate in the offering of the shares, and this prospectus or any other offering material relating to the shares may not be considered an offer or the prospect of an offer to sell or exchange the shares.
VALIDITY OF COMMON STOCK
      The validity of the shares of common stock offered hereby will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts.
EXPERTS
      The financial statements incorporated in this prospectus by reference to our annual report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of Vitale, Caturano & Company, Ltd., independent registered public accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. The SEC’s website contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      We have “incorporated by reference” into this prospectus certain information we have filed, or will file, with the SEC. The information we incorporate by reference into this prospectus is an important part of this prospectus. Any statement in a document we incorporate by reference into this prospectus will be considered to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes that statement. The modified or superseded statement will not be considered to be a part of this prospectus, except as modified or superseded.
      We incorporate by reference into this prospectus the information contained in the documents listed below, which is considered to be a part of this prospectus:

•	our annual report on Form 10-K for the year ended December 31, 2004, filed with the SEC on March 31, 2005 (File no. 000-17297);

•	our quarterly report filed on Form 10-Q for the fiscal quarter ended April 3, 2005, filed with the SEC on May 18, 2005 (File no. 000-17297);

•	our quarterly report filed on Form 10-Q for the fiscal quarter ended July 3, 2005, filed with the SEC on August 17, 2005 (File no. 000-17297);

•	our quarterly reported filed on Form 10-Q for the fiscal quarter ended October 2, 2005, filed with the SEC on November 16, 2005 (Filed no. 000-17297);

•	our current reports on Form 8-K, and any amendments filed for the purpose of updating such reports, filed with the SEC on February 18, 2005, March 3, 2005, March 14, 2005, April 22, 2005, June 21, 2005, July 22, 2005 and October 21, 2005 (File no. 000-17297);

•	the portions of our proxy statement on Schedule 14A filed with the SEC on April 28, 2005 (File no. 000-17297) that are incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2004, filed with the SEC on March 31, 2005;

•	the description of our common stock contained in our Registration Statement on Form S-1 filed with the SEC on October 7, 1988 (File no. 033-24882);

•	future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial filing of the registration statement of which this prospectus forms a part but prior to the termination of the offering of the common stock.
      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:
BTU International, Inc.
23 Esquire Road
North Billerica, MA 01862
(978) 667-4111

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Distribution
      The expenses in connection with the securities being registered are as follows:

Amount to
be Paid

Registration fee	$2,582.16
Printing and Engraving Expenses	$100,000.00
Legal fees and expenses	$175,000.00
Accounting fees and Expenses	$100,000.00
Miscellaneous	$22,417.84

Total	$400,000.000

      All of the above figures, except the SEC registration fee, are estimated, and we will pay all of the above expenses.

Item 15.	Indemnification of Directors and Officers
      BTU International is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “General Corporation Law”), inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. In addition, the statutes of Delaware contain provisions to the general effect that any director shall in the performance of his duties be fully protected in relying in good faith upon the books of account or records of the corporation or statements prepared by any official of the corporation.
      Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.
      Our amended and restated certificate of incorporation provides that we shall indemnify our directors and officers to the full extent permitted by the laws of the State of Delaware. Our restated certificate of incorporation provides that our directors and officers shall not be liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the General Corporation Law as in effect at the time such liability is determined. Our By-laws provide that we shall indemnify its directors and officers to the extent permitted by the General Corporation Law of the State of Delaware.

      All of our directors and officers are covered by insurance policies maintained by us against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933, as amended.

Item 16.	List of Exhibits

Number		Title of Exhibit

+1	.1	Form of Underwriting Agreement.

*3	.1	Amended and Restated Certificate of Incorporation of BTU International. Previously filed as Exhibit 3.0 of Form 10-Q for the period ended July 1, 2001, filed on August 14, 2001 (File No. 000-17297).

*3	.2	Amended and Restated By-laws of BTU International. Previously filed as Exhibit 3.2 of Form S-1 filed on October 7, 1988 (File No. 033-24882).

+5	.1	Opinion of Ropes & Gray LLP.

23.1		Consent of Vitale, Caturano & Company, Ltd., independent registered public accounting firm. Filed herewith.

+23	.2	Consent of Ropes & Gray LLP. To be included in the opinion filed as Exhibit 5.1.

24.1		Power of Attorney. Included on the signature page hereof.

+	To be filed by amendment.

*	Indicates exhibit previously filed with the Securities and Exchange Commission and incorporated herein by reference.

Item 17.	Undertakings
      (a) The undersigned hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Munich, Germany, on November 17, 2005.

BTU INTERNATIONAL, INC.

By:	/s/ Paul J. van der Wansem

Paul J. van der Wansem
Chief Executive Officer
POWER OF ATTORNEY
      We, the undersigned officers and directors of BTU International, Inc. hereby severally constitute and appoint Paul J. van der Wansem and Thomas P. Kealy, and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any and all amendments and supplements to this registration statement on Form S-3 (including any post-effective amendments thereto), and any related Rule 462(b) registration statement or amendment thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.
      Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on November 17, 2005.

Signature	Title

/s/ Paul J. van der Wansem Paul J. van der Wansem	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)

/s/ Thomas P. Kealy Thomas P. Kealy	Vice President, Corporate Controller and Chief Accounting Officer ((Principal Financial and Accounting Officer)

Dr. Jeffrey Chuan Chu	Director

/s/ Joseph F. Wrinn Joseph F. Wrinn	Director

/s/ John E. Beard John E. Beard	Director

/s/ G. Mead Wyman G. Mead Wyman	Director

/s/ J. Samuel Parkhill J. Samuel Parkhill	Director

EXHIBIT INDEX

Number		Title of Exhibit

+1	.1	Form of Underwriting Agreement.

*3	.1	Amended and Restated Certificate of Incorporation of BTU International. Previously filed as Exhibit 3.0 of Form 10-Q for the period ended July 1, 2001, filed on August 14, 2001 (File No. 000-17297).

*3	.2	Amended and Restated By-laws of BTU International. Previously filed as Exhibit 3.2 of Form S-1 filed on October 7, 1998 (File No. 033-24882).

+5	.1	Opinion of Ropes & Gray LLP.

23.1		Consent of Vitale, Caturano & Company, Ltd., independent registered public accounting firm. Filed herewith.

+23	.2	Consent of Ropes & Gray LLP. To be included in the opinion filed as Exhibit 5.1.

24.1		Power of Attorney. Included on the signature page hereof.

+	To be filed by amendment.

*	Indicates exhibit previously filed with the Securities and Exchange Commission and incorporated herein by reference.